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                    August 1, 2022

       Steven J. Antol
       Chief Financial Officer
       Santa Fe Gold Corporation
       2325 San Pedro NE, Suite 225
       Albuquerque, NM 87110

                                                        Re: Santa Fe Gold
Corporation
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 14, 2022
                                                            File No. 000-20430

       Dear Mr. Antol:

              We have completed our review of your filing and any related amendments. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation